Exhibit 10.2

RESTRICTED STOCK UNITS AGREEMENT

UNDER THE BRISTOL-MYERS SQUIBB COMPANY

2012 STOCK AWARD AND INCENTIVE PLAN

BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (the “Company”), has granted to you the Restricted Stock Units (“RSUs”) specified in the Grant Summary above, which is incorporated into this Restricted Stock Units Agreement (the “Agreement”) and deemed to be a part hereof. The RSUs have been granted to you under Section 6(e) of the 2012 Stock Award and Incentive Plan (the “Plan”), on the terms and conditions specified in the Grant Summary and this Agreement. Capitalized terms used in this Agreement that are not specifically defined herein shall have the meanings ascribed to such terms in the Plan.

1.	RESTRICTED STOCK UNITS AWARD

The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the “Committee”) has granted to you on the Award Date an Award of RSUs as designated herein subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Each RSU shall represent the conditional right to receive, upon settlement of the RSU, one share of Bristol-Myers Squibb Common Stock (“Common Stock”), or, at the discretion of the Company, the cash equivalent thereof, (subject to any tax withholding as described in Section 4). RSUs include the right to receive dividend equivalents as specified in Section 5 (“Dividend Equivalents and Adjustments”). The purpose of such Award is to motivate and retain you as an employee of the Company or a subsidiary of the Company, to encourage you to continue to give your best efforts for the Company’s future success, and to increase your proprietary interest in the Company. Except as may be required by law, you are not required to make any payment (other than payments for taxes pursuant to Section 4 hereof) or provide any consideration other than the rendering of future services to the Company or a subsidiary of the Company.

2.	RESTRICTIONS, FORFEITURES, AND SETTLEMENT

Except as otherwise provided in this Section 2, RSUs shall be subject to the restrictions and conditions set forth herein during the Restricted Period (as defined below). Vesting of the RSUs is conditioned upon you remaining continuously employed by the Company or a subsidiary of the Company from the Award Date until the relevant vesting date, subject to the provisions of this Section 2. Assuming satisfaction of such employment conditions, 25% of the RSUs shall vest on each of the first four anniversaries of the Award Date. In the event you attain age 65 while still an employee of the Company or a subsidiary, all unvested RSUs held by you at least one year from the Award Date will become vested and non-forfeitable, and thereafter, so long as you remain an employee of the Company or a subsidiary after attaining age 65, all other RSUs will become 100% vested one year from the Award Date.

(a)	Nontransferability. During the Restricted Period and any further period prior to settlement of your RSUs, you may not sell, transfer, pledge or assign any of the RSUs or your rights relating thereto.

(b)	Time of Settlement. RSUs shall be settled promptly upon expiration of the Restricted Period without forfeiture of the RSUs (i.e., upon vesting) by delivery of one share of

Common Stock for each RSU being settled, or, at the discretion of the Company, the cash equivalent thereof; provided, however, that settlement of an RSU shall be subject to Plan Section 11(k), including if applicable the six-month delay rule in Plan Sections 11(k)(i)(C)(2) and 11(k)(i)(G). (Note: This rule may apply to any portion of the RSUs that vest after the time you become Retirement eligible under the Plan, and could apply in other cases as well). Settlement of RSUs which directly or indirectly result from non-cash Dividend Equivalents on RSUs or adjustments to RSUs shall occur at the time of settlement of, and subject to the restrictions and conditions that apply to, the granted RSU. Settlement of cash amounts which directly or indirectly result from Dividend Equivalents on RSUs or adjustments to RSUs shall be included as part of your regular payroll payment as soon as administratively practicable after the settlement date for the underlying RSUs, and subject to the restrictions and conditions that apply to, the granted RSU. Until shares are delivered to you in settlement of RSUs, you shall have none of the rights of a stockholder of the Company with respect to the shares issuable in settlement of the RSUs, including the right to vote the shares and receive actual dividends and other distributions on the underlying shares of Common Stock (you are entitled to Dividend Equivalents, however). Shares of stock issuable in settlement of RSUs shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine. At that time, you will have all of the rights of a stockholder of the Company.

(c)	Retirement and Death. In the event of your Retirement (as that term is defined in the Plan; however, if you attain age 65 before Retirement, RSUs held for at least one year will have vested prior to Retirement) or your death while employed by the Company prior to the end of the Restricted Period, you, or your estate, shall be deemed vested and entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the total number of RSUs granted (taking into account RSUs previously vested), provided that you have been continuously employed by the Company or a subsidiary of the Company for at least one year following the Award Date and your employment has not been terminated by the Company or a subsidiary of the Company for misconduct or other conduct deemed detrimental to the interests of the Company. The formula for determining the proportionate number of your RSUs to become vested and non-forfeitable upon your Retirement or death is available by request from the Office of the Corporate Secretary at 345 Park Avenue, New York, New York 10154. In the event of your death prior to the delivery of shares in settlement of RSUs (not previously forfeited), shares in settlement of your RSUs shall be delivered to your estate, upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee, and your estate shall succeed to any other rights provided hereunder in the event of your death.

(d)	Termination not for Misconduct/Detrimental Conduct. In the event your employment is terminated by the Company for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company, and you are not eligible to Retire, you shall be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the total number of RSUs granted, and, where deemed applicable by the Company, you execute a non-compete and/or a non-solicitation agreement, but if you are employed in the United States or Puerto Rico, you shall be entitled to the proportionate settlement only if you execute and do not revoke a release in favor of the Company and its predecessors, successors, affiliates, subsidiaries, directors and employees in a form satisfactory to the Company; if you fail to execute the non-compete or non-solicitation agreement, or fail to execute or revoke the release, you shall forfeit any RSUs that are unvested as of the date your employment terminates. The formula for determining the proportionate number of RSUs you are entitled to under this Section 2(d) is available by request from the Office of the Corporate Secretary at 345 Park Avenue, New York, New York 10154.

(e)	Disability. In the event you become Disabled (as that term is defined below), for the period during which you continue to be deemed to be employed by the Company or a subsidiary (i.e., the period during which you receive Disability benefits), you will not be deemed to have terminated employment for purposes of the RSUs. Upon the termination of your receipt of Disability benefits, (i) you will not be deemed to have terminated employment if you return to employment status, and (ii), if you do not return to employment status, you will be deemed to have terminated employment at the date of cessation of payments to you under all disability pay plans of the Company and its subsidiaries, with such termination treated for purposes of the RSUs as a Retirement, death, or voluntary termination based on your circumstances at the time of such termination. For purposes of this Agreement, “Disability” or “Disabled” shall mean qualifying for and receiving payments under a disability plan of the Company or any subsidiary or affiliate either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government.

(f)	Qualifying Termination Following Change in Control. In the event your employment is terminated by reason of a Qualifying Termination (as defined in the Plan) during the Protected Period (as defined in the Plan) following a Change in Control (as defined in the Plan), the Restricted Period and all remaining restrictions shall expire and the RSUs shall be deemed fully vested.

(g)	Other Termination of Employment. In the event of your voluntary termination, or termination by the Company or a subsidiary for misconduct or other conduct deemed by the Company to be detrimental to the interests of the Company, you shall forfeit all unvested RSUs on the date of termination.

(h)	Other Terms.

(i)	In the event that you fail promptly to pay or make satisfactory arrangements as to the Tax-Related Items as provided in Section 4, all RSUs subject to restriction shall be forfeited by you and shall be deemed to be reacquired by the Company.

(ii)	You may, at any time prior to the expiration of the Restricted Period, waive all rights with respect to all or some of the RSUs by delivering to the Company a written notice of such waiver.

(iii)	Termination of employment includes any event if immediately thereafter you are no longer an employee of the Company or any subsidiary of the Company, subject to Section 2(i) hereof. References in this Section 2 to employment by the Company include employment by a subsidiary of the Company. Termination of employment means an event after which you are no longer employed by the Company or any subsidiary of the Company. Such an event could include the disposition of a subsidiary or business unit by the Company or a subsidiary.

(iv)	Upon any termination of your employment, any RSUs as to which the Restricted Period has not expired at or before such termination shall be forfeited, subject to Sections 2(c)-(f) hereof. Other provisions of this Agreement notwithstanding, in no event will an RSU that has been forfeited thereafter vest or be settled.

(v)

In the event of termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, your right to vest in the RSU under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award of RSUs.

(i)	The following events shall not be deemed a termination of employment:

(i)	A transfer of you from the Company to a subsidiary, or vice versa, or from one subsidiary to another;

(ii)	A leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days; and

(iii)	A leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided your right to reemployment is guaranteed either by a statute or by contract.

However, your failure to return to active service with the Company or a subsidiary at the end of an approved leave of absence shall be deemed a termination of employment, subject to local law. During a leave of absence as defined in (ii) or (iii), although you will be considered to have been continuously employed by the Company or a subsidiary and not to have had a termination of employment under this Section 2, the Committee may specify that such leave period shall not be counted in determining the period of employment for purposes of the vesting of the RSUs. In such case, the vesting dates for unvested RSUs shall be extended by the length of any such leave of absence.

3.	FORFEITURE IN THE EVENT OF COMPETITION AND/OR SOLICITATION OR OTHER ACTS

You acknowledge that your continued employment with the Company or a subsidiary and the grant of RSUs is sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by this Section 3.

(a)	By accepting the RSUs, you expressly agree and covenant that during the Restricted Period (as defined below) and the Non-Competition and Non-Solicitation Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

(i)	own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one percent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

(ii)	be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or a subsidiary or affiliate. You may, however, be actively connected with a Competitive Business after your employment with the Company or a subsidiary terminates for any reason, so long as your connection to the business does not involve any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or a subsidiary and the Company is provided written assurances of this fact from the Competing Company prior to your beginning such connection.

(iii)	take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

(iv)	employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or its Related Parties or who has been employed by the Company or its Related Parties within one year of the date your employment with the Company or a subsidiary ceased for any reason whatsoever;

(v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

(vi)	contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company or its Related Parties, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

(vii)	engage in any activity that is harmful to the interests of the Company, including without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

(b)	Forfeiture. If the Company determines that you have violated any provisions of Section 3(a) above during the Restricted Period or the Non-Competition and Non-Solicitation Period, then you agree and covenant that:

(i)	any unvested portion of the RSUs shall be immediately rescinded;

(ii)	you shall automatically forfeit any rights you may have with respect to the RSUs as of the date of such determination;

(iii)	if any part of the RSUs vests within the twelve-month period immediately preceding a violation of Section 3(a) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for shares of the Company’s Common Stock that you acquired upon settlement of such RSUs (or an equivalent number of other shares); and

(iv)	the foregoing remedies set forth in this Section 3(b) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

(c)	Company Policy. You agree that the Company may recover any incentive-based compensation received by you under this Agreement if such recovery is pursuant to a clawback policy approved by the Committee.

(d)	Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)	The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

(ii)	“Non-Competition and Non-Solicitation Period” means the period during which you are employed by the Company and twelve months following the date that you cease to be employed by the Company for any reason whatsoever.

(iii)	“Restricted Period” means, with respect to each RSU, the period from the Award Date until the date such RSU has become vested and non-forfeitable.

(e)	Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of Section 3 are fair and reasonable and are reasonably required for the protection of the Company. In the event that all or any part of this Section 3 is held to be unenforceable or invalid, the remaining parts of Section 3 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in Section 3 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

(f)	Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

4.	RESPONSIBILITY FOR TAXES

You acknowledge that, regardless of any action taken by the Company, any subsidiary or affiliate or your employer (“Employer”), the ultimate liability for all income tax (including federal, state, local and non-U.S. taxes), social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company, any subsidiary or affiliate and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of RSUs, the conversion of the RSUs into shares of Common Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends and/or Dividend Equivalents; and, (b) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, you agree to make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items. In this regard, by your acceptance of the RSUs, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or

(b)	withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or

(c)	withholding in shares of Common Stock to be issued upon settlement of the RSUs;

provided, however, if you are a Section 16 officer of the Company under the Exchange Act, then the Company will withhold shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer, including through withholding from your wages or other cash compensation paid to you by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Notwithstanding anything in this Section 4 to the contrary, to avoid a prohibited acceleration under Code Section 409A, if shares of Common Stock subject to RSUs will be sold on your behalf (or withheld) to satisfy any Tax-Related Items arising prior to the date of settlement of the RSUs for any portion of the RSUs that is considered nonqualified deferred compensation subject to Code Section 409A, then the number of shares sold on your behalf (or withheld) shall not exceed the number of shares that equals the liability for Tax-Related Items.

5.	DIVIDEND EQUIVALENTS AND ADJUSTMENTS

(a)	Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) as follows, except that the Committee may specify an alternative treatment from that specified in (i), (ii), or (iii) below for any dividend or distribution:

(i)	Cash Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then you will be credited, as of the payment date for such dividend or distribution, an amount equal to the number of RSUs credited to you as of the record date for such dividend or distribution multiplied by the amount that would have been paid as a dividend or distribution on each outstanding share of Common Stock at such payment date. Any amounts credited under this Section 5(a)(i) shall be subject to the restrictions and conditions that apply to the RSU with respect to which the amounts are credited and will become payable when the underlying RSU becomes payable. At the time the underlying RSU becomes payable, the Company has the discretion to pay any accrued dividend equivalents either in cash or in shares of Common Stock. If the underlying RSU does not vest or is forfeited, any amounts credited under this Section 5(a)(i) with respect to the underlying RSU will also fail to vest and be forfeited.

(ii)

Non-Share Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares, then a number of additional RSUs shall be credited to you as of the payment date for such dividend or distribution equal to the number of RSUs credited to you as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share at such payment date. Any RSUs credited to you under this Section 5(a)(ii) shall be subject to the restrictions and conditions that apply to the RSU with respect to which the RSUs are credited and will become payable when the underlying RSU becomes payable. If the underlying RSU does not vest or is forfeited, any RSUs credited under this Section 5(a)(ii) with respect to the underlying RSU will also fail to vest and be forfeited. You will be eligible to receive Dividend Equivalents on any RSUs credited to you under this Section 5(a)(ii).

(iii)	Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares, or there occurs a forward split of Common Stock, then a number of additional RSUs shall be credited to you as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to you as of the record date for such dividend or distribution or split multiplied by the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock. Any RSUs credited to you under this Section 5(a)(iii) shall be subject to the restrictions and conditions that apply to the RSU with respect to which the RSUs are credited and will become payable when the underlying RSU becomes payable. If the underlying RSU does not vest or is forfeited, any RSUs credited under this Section 5(a)(iii) with respect to the underlying RSU will also fail to vest and be forfeited. You will be eligible to receive Dividend Equivalents on any RSUs credited to you under this Section 5(a)(iii).

(b)	The number of your RSUs and other related terms shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to RSUs, to reflect any changes in the outstanding shares of Common Stock resulting from any event referred to in Section 11(c) of the Plan or any other “equity restructuring” as defined in FASB ASC Topic 718, taking into account any RSUs credited to you in connection with such event under Section 5(a).

(c)	When the Dividend Equivalents you receive under this Section 5, if any, become payable to you, they will be compensation (wages) for tax purposes and, if you are a U.S. taxpayer, will be included on your W-2 form. The Company will be required to withhold applicable taxes on such Dividend Equivalents. The Company may deduct such taxes in the manner set forth in Section 4 hereof.

6.	EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the RSUs or any other payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or any subsidiary unless otherwise specifically provided for in such plan. The RSUs and the underlying shares of Common Stock (or their cash equivalent), and the income and value of the same are not part of normal or expected compensation or salary for any purposes including, but not limited to, calculation of any severance, resignation, termination, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

7.	ACKNOWLEDGMENT OF NATURE OF PLAN AND RSUs

In accepting the RSUs, you acknowledge, understand and agree that:

(a)	The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)	The Award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded in the past;

(c)	All decisions with respect to future awards of RSUs or other awards, if any, will be at the sole discretion of the Company;

(d)	Your participation in the Plan is voluntary;

(e)	The RSUs and the Common Stock subject to the RSUs are not intended to replace any pension rights or compensation;

(f)	The future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(g)	No claim or entitlement to compensation or damages arises from the forfeiture of RSUs, resulting from termination of your employment or other service relationship with the Company, or any of its subsidiaries or affiliates or the Employer (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its subsidiaries or affiliates or the Employer, waive your ability, if any, to bring such claim, and release the Company, any subsidiary or affiliate and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(h)	Unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(i)	The following provisions apply only if you are providing services outside the United States: (i) the Award and the shares of Common Stock subject to the RSUs are not part of normal or expected compensation or salary for any purpose; and (ii) you acknowledge and agree that neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

8.	NO ADVICE REGARDING GRANT

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

9.	RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or any specific position or level of employment with the Company or any subsidiary or affect in any way the right of the Company or any subsidiary to terminate your employment without prior notice at any time for any reason or no reason.

10.	ADMINISTRATION; UNFUNDED OBLIGATIONS

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, you, and all interested parties. Any provision for distribution in settlement of your RSUs and other obligations hereunder (including cash amounts set aside under Section 5(a)(i)) shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or distribution hereunder shall be a general creditor of the Company.

11.	DEEMED ACCEPTANCE

You are required to accept the terms and conditions set forth in this Agreement prior to the first vest date in order for you to receive the Award granted to you hereunder. If you wish to decline this Award, you must reject this Agreement prior to the first vest date. For your benefit, if you have not rejected the Agreement prior to the first vest date, you will be deemed to have automatically accepted this Award and all the terms and conditions set forth in this Agreement. Deemed acceptance will allow the shares to be released to you in a timely manner.

12.	AMENDMENT TO PLAN

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that, subject to Sections 19 and 22 below, the Award which is the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

13.	SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14.	GOVERNING LAW, JURISDICTION AND VENUE

This Agreement and Award grant shall be governed by the substantive laws (but not the choice of law rules) of the State of New York. For purposes of litigating any dispute that arises under this RSU grant or Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York, New York, or the federal courts for the United States for the Southern District of New York, and no other courts where this RSU grant is made and/or performed.

15.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

16.	DATA PRIVACY

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, any subsidiary and/or your Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data may be transferred to Morgan Stanley Smith Barney, or such other stock plan service provider as may be selected by the Company in the future, which assists in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g. the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Morgan Stanley Smith Barney and other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Common Stock received upon vesting of the RSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

17.	ELECTRONIC DELIVERY AND ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic systems established and maintained by the Company or a third-party designated by the Company.

18.	LANGUAGE

If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.	COMPLIANCE WITH LAWS AND REGULATIONS

Notwithstanding any other provisions of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, you understand that the Company will not be obligated to issue any shares of Common Stock pursuant to the vesting of the RSUs, if the issuance of such Common Stock shall constitute a violation by you or the Company of any provision of law or regulation of any governmental authority. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares. Any determination by the Company in this regard shall be final, binding and conclusive.

20.	ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties, except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

21.	ADDENDUM

Your RSUs shall be subject to any special provisions set forth in the Addendum to this Agreement for your country, if any. If you relocate to one of the countries included in the Addendum during the Restricted Period, the special provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Addendum, if any, constitutes part of this Agreement.

22.	IMPOSITION OF OTHER REQUIREMENTS

The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

For the Company

Bristol-Myers Squibb Company

By

I have read this Agreement in its entirety. I understand that this Award has been granted to provide a means for me to acquire and/or expand an ownership position in Bristol-Myers Squibb Company. I acknowledge and agree that sales of shares will be subject to the Company’s policies regulating trading by employees. In accepting this Award, I hereby agree that Morgan Stanley Smith Barney, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information for the administration of this Award.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement.